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                                                                     EXHIBIT 3.1

                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

                                                           December 6, 1995

Tax Exempt Securities Trust

National Trust 214

California Trust 146

New York Trust 150


Smith Barney Inc.
Unit Trust Department
388 Greenwich Street
23rd Floor
New York, NY 10013

Dear Sirs:

  We have acted as special counsel for you, as sponsor (the "Sponsor") of the National Trust 214, the California Trust 146 and the New York Trust 150 of Tax Exempt Securities Trust (the "Trusts"), in connection with the issuance of units of fractional undivided interest in the Trusts (the "Units") in accordance with the Trust Indenture and Agreement and related Reference Trust Agreement relating to the Trusts (the "Indenture").

  We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

  Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsor and (ii) the Units, when duly issued and delivered by the Sponsor and the Trustee in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

  We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the headings "Taxes", "New York Taxes" and "Legal Opinion".

                                          Very truly yours,

                                          Davis Polk & Wardwell